EXHIBIT 15
                                                                      ----------





                    NOTICE OF SPECIAL MEETING OF UNITHOLDERS

                            OF PRIMEWEST ENERGY TRUST


                           to be held November 4, 2002


                                       and


                            MANAGEMENT PROXY CIRCULAR


                               September 26, 2002

September 26, 2002

Dear Unitholder:

         You are invited to attend the special meeting (the "MEETING") of the holders ("UNITHOLDERS") of trust units ("TRUST UNITS") of PrimeWest Energy Trust (the "TRUST") to be held at the Metropolitan Centre, 333 - 4th Avenue S.W., Calgary, Alberta on Monday, November 4, 2002 at 2:00 p.m., Calgary time, for the purposes set forth in the Notice of Special Meeting. At the Meeting, Unitholders will be asked to consider and, if thought fit, approve (i) the acquisition by PrimeWest Energy Inc. ("PRIMEWEST") effective October 1, 2002 of all of the issued and outstanding shares of PrimeWest Management Inc. (the "MANAGER"), the manager of the Trust and PrimeWest, for a cash payment of $13.1 million and the issuance of class A exchangeable shares ("CLASS A EXCHANGEABLE SHARES") of PrimeWest which, based on an agreed initial rate of exchange of Class A Exchangeable Shares for Trust Units, will be exchangeable for approximately 491,000 Trust Units, (ii) the assumption of an obligation of the Manager to pay amounts to certain senior officers of PrimeWest and the Manager in connection with the termination of the management incentive plan of the Manager, in the amount of up to $1.5 million, payable in Class A Exchangeable Shares, (iii) the creation of a retention bonus pool valued at $3.5 million, payable in Class A Exchangeable Shares, to be provided to certain senior officers of PrimeWest and the Manager over a period of five years after the completion of the purchase of the shares of the Manager, and (iv) related transactions (collectively, the "INTERNALIZATION TRANSACTION"). Valuing the Trust Units on the closing price of the Trust Units on the Toronto Stock Exchange on September 25, 2002 of $26.80 per Trust Unit, the aggregate purchase price of the shares of the Manager, together with the termination of the management incentive plan of the Manager and the creation of the retention bonus pool, is $31.3 million.

         The principal impact of the Internalization Transaction to the Trust will be the elimination of all management, acquisition and disposition fees, as well as mandatory dividends in the amount of 1% of net production revenue, which are payable quarterly to the Manager by the Trust or by PrimeWest. At the same time, the Board of Directors of PrimeWest has taken steps to ensure the retention of the entire PrimeWest management team.

         For the Internalization Transaction to proceed, it must be approved by not less than 66% of the votes cast by Unitholders, and by more than 50% of the votes cast by disinterested Unitholders, attending the Meeting and voting on the proposal in person or by proxy. Concurrently with the Meeting, the holders of Class A Exchangeable Shares will hold a special meeting in their capacity as shareholders of PrimeWest. At that meeting, such holders will be asked to consider and, if thought fit, pass a special resolution amending the articles of PrimeWest to facilitate and accommodate the issuance of Class A Exchangeable Shares in connection with the Internalization Transaction. If the foregoing approvals are obtained and if the other conditions to the completion of the Internalization Transaction are satisfied or waived, it is expected that the Internalization Transaction will be completed on or about November 6, 2002.

         THE BOARD OF DIRECTORS OF PRIMEWEST HAS DETERMINED THAT THE INTERNALIZATION TRANSACTION IS IN THE BEST INTERESTS OF UNITHOLDERS AND, THEREFORE, UNANIMOUSLY RECOMMENDS THAT UNITHOLDERS VOTE IN FAVOUR OF THE INTERNALIZATION TRANSACTION. This recommendation is based upon, among other things, (i) the recommendation of a Special Committee made up of independent directors of PrimeWest's Board of Directors formed to review and negotiate the Internalization Transaction, and (ii) a fairness opinion provided by Deloitte & Touche LLP, the financial advisor to the Special Committee, that the purchase price for the shares of the Manager and the consideration payable to terminate the management incentive plan of the Manager is fair, from a financial point of view, to the Unitholders.

         The accompanying Management Proxy Circular provides a detailed description of the Internalization Transaction. PLEASE GIVE THIS MATERIAL YOUR CAREFUL CONSIDERATION, AND, IF YOU REQUIRE ASSISTANCE, CONSULT YOUR FINANCIAL, INCOME TAX OR OTHER PROFESSIONAL ADVISOR.

         UNITHOLDERS OF RECORD AT THE CLOSE OF BUSINESS ON SEPTEMBER 16, 2002 WILL BE ENTITLED TO RECEIVE NOTICE OF, AND TO ATTEND AND VOTE AT, THE MEETING.

         UNITHOLDERS OF THE TRUST WHO ARE UNABLE TO ATTEND THE MEETING IN PERSON ARE REQUESTED TO DATE AND SIGN THE ENCLOSED FORM OF PROXY AND TO MAIL IT TO COMPUTERSHARE TRUST COMPANY OF CANADA, P.O. BOX 1542, STATION B, MONTREAL, QUEBEC, H3B 3L2 (OR COURIER OR HAND DELIVER IT TO 600, 530 - 8TH AVENUE S.W., CALGARY, ALBERTA, T2P 3S8). IN ORDER TO BE VALID AND ACTED UPON AT THE MEETING, FORMS OF PROXY MUST BE RECEIVED NO LATER THAN 24 HOURS (I.E., NOT LATER THAN 2:00 P.M., CALGARY TIME, ON FRIDAY, NOVEMBER 1, 2002) BEFORE THE TIME FOR HOLDING THE MEETING OR ANY ADJOURNMENT THEREOF OR BE DEPOSITED WITH THE CHAIRMAN OF THE MEETING PRIOR TO ITS COMMENCEMENT.

         HOLDERS OF CLASS A EXCHANGEABLE SHARES OF RECORD AT THE CLOSE OF BUSINESS ON SEPTEMBER 16, 2002 WILL BE ENTITLED TO RECEIVE NOTICE OF THE MEETING, AND TO ATTEND THE MEETING AND TO VOTE BY WAY OF THE ENCLOSED VOTING INSTRUCTION FORM ON MATTERS TO COME BEFORE THE MEETING.

         HOLDERS OF CLASS A EXCHANGEABLE SHARES MAY VOTE BY SIGNING THE ENCLOSED FORM OF VOTING INSTRUCTION FORM AND REMITTING IT TO COMPUTERSHARE TRUST COMPANY OF CANADA, P.O. BOX 1542, STATION B, MONTREAL, QUEBEC, H3B 3L2 (OR COURIER OR HAND DELIVER IT TO 600, 530 - 8TH AVENUE S.W., CALGARY, ALBERTA, T2P 3S8). IN ORDER TO BE VALID AND ACTED UPON AT THE MEETING, THE VOTING INSTRUCTION FORM MUST BE RECEIVED NO LATER THAN 2:00 P.M., CALGARY TIME, ON FRIDAY, NOVEMBER 1, 2002.

                                   Yours very truly,


                                   /s/ "KENT J. MACINTYRE"
                                   -----------------------
                                   Chief Executive Officer
                                   PrimeWest Energy Inc.

                             PRIMEWEST ENERGY TRUST

                    NOTICE OF SPECIAL MEETING OF UNITHOLDERS

         Take notice that a special meeting (the "MEETING") of the holders (the "UNITHOLDERS") of trust units (the "TRUST UNITS") of PrimeWest Energy Trust (the "TRUST") will be held at the Metropolitan Centre, 333 - 4th Avenue S.W., Calgary, Alberta on Monday, November 4, 2002 at 2:00 p.m., Calgary time, for the following purposes:

1. to consider and, if thought fit, pass a special resolution, substantially in the form set forth in Schedule "A" to the Management Proxy Circular accompanying this notice, providing for the acquisition by PrimeWest Energy Inc. of all of the issued and outstanding shares of PrimeWest Management Inc., the manager of the Trust, and certain related transactions, all as more particularly set forth and described in the Management Proxy Circular; and

2. to transact any other business which may properly come before the Meeting or any adjournment thereof.

         The specific details of the resolution proposed to be put before the Meeting are set forth in the Management Proxy Circular accompanying this notice.

         UNITHOLDERS OF RECORD AT THE CLOSE OF BUSINESS ON SEPTEMBER 16, 2002 (THE "RECORD DATE"), WILL BE ENTITLED TO RECEIVE NOTICE OF, AND TO ATTEND AND VOTE AT, THE MEETING. NO UNITHOLDER WHO BECOMES A UNITHOLDER AFTER THE RECORD DATE SHALL BE ENTITLED TO ATTEND OR VOTE AT THE MEETING.

         UNITHOLDERS WHO ARE UNABLE TO ATTEND THE MEETING IN PERSON ARE REQUESTED TO DATE AND SIGN THE ENCLOSED FORM OF PROXY AND TO MAIL IT TO COMPUTERSHARE TRUST COMPANY OF CANADA, P.O. BOX 1542, STATION B, MONTREAL, QUEBEC, H3B 3L2 (OR COURIER OR HAND DELIVER IT TO 600, 530 - 8TH AVENUE S.W., CALGARY, ALBERTA, T2P 3S8). IN ORDER TO BE VALID AND ACTED UPON AT THE MEETING, FORMS OF PROXY MUST BE RECEIVED NO LATER THAN 24 HOURS (I.E., NOT LATER THAN 2:00 P.M, CALGARY TIME, ON FRIDAY, NOVEMBER 1, 2002) BEFORE THE TIME FOR HOLDING THE MEETING OR ANY ADJOURNMENT THEREOF OR BE DEPOSITED WITH THE CHAIRMAN OF THE MEETING PRIOR TO ITS COMMENCEMENT.

         HOLDERS OF CLASS A EXCHANGEABLE SHARES IN THE CAPITAL OF PRIMEWEST ENERGY INC. ("CLASS A EXCHANGEABLE SHARES") OF RECORD AT THE CLOSE OF BUSINESS ON THE RECORD DATE WILL BE ENTITLED TO RECEIVE NOTICE OF THE MEETING, AND TO ATTEND THE MEETING AND TO VOTE BY WAY OF THE ENCLOSED VOTING INSTRUCTION FORM ON MATTERS TO COME BEFORE THE MEETING. NO ONE WHO ACQUIRES CLASS A EXCHANGEABLE SHARES AFTER THE RECORD DATE SHALL BE ENTITLED TO ATTEND OR VOTE AT THE MEETING ON THE BASIS OF SUCH CLASS A EXCHANGEABLE SHARES.

         HOLDERS OF CLASS A EXCHANGEABLE SHARES MAY VOTE BY SIGNING THE ENCLOSED FORM OF VOTING INSTRUCTION FORM AND REMITTING IT TO COMPUTERSHARE TRUST COMPANY OF CANADA, P.O. BOX 1542, STATION B, MONTREAL, QUEBEC, H3B 3L2 (OR COURIER OR HAND DELIVER IT TO 600, 530 - 8TH AVENUE S.W., CALGARY, ALBERTA, T2P 3S8). IN ORDER TO BE VALID AND ACTED UPON AT THE MEETING, THE VOTING INSTRUCTION FORM MUST BE RECEIVED NO LATER THAN 2:00 P.M., CALGARY TIME, ON FRIDAY, NOVEMBER 1, 2002.


Calgary, September 26, 2002             By order of the Board of Directors of
                                        PrimeWest Energy Inc., the duly
                                        appointed attorney for PrimeWest Energy
                                        Trust

                                        (Signed) Kent J. MacIntyre
                                                 Chief Executive Officer

                                TABLE OF CONTENTS


GLOSSARY OF TERMS..............................................................1


FORWARD-LOOKING STATEMENTS.....................................................5


GENERAL PROXY MATERIALS........................................................6

         SOLICITATION OF PROXY.................................................6
         APPOINTMENT OF PROXIES................................................6
         NOTICE TO BENEFICIAL HOLDERS OF TRUST UNITS...........................7
         REVOCABILITY OF PROXY.................................................7
         EXERCISE OF DISCRETION BY PROXY.......................................8
         SECURITIES AND PRINCIPAL HOLDERS THEREOF..............................8
         QUORUM FOR MEETING....................................................9
         APPROVAL REQUIREMENTS................................................10

DOCUMENTS INCORPORATED BY REFERENCE...........................................10


THE INTERNALIZATION TRANSACTION...............................................11

         BACKGROUND TO THE INTERNALIZATION TRANSACTION........................11
         PURPOSE AND BENEFITS OF THE INTERNALIZATION TRANSACTION AND
            RECOMMENDATION OF THE BOARD OF DIRECTORS..........................14
         EFFECT OF THE INTERNALIZATION TRANSACTION UPON UNITHOLDERS...........15
         DETAILS OF THE INTERNALIZATION TRANSACTION...........................16
         FAIRNESS OPINION.....................................................18
         AMENDMENT OF MATERIAL AGREEMENTS.....................................19
         APPROVALS OF THE HOLDERS OF CLASS A EXCHANGEABLE SHARES..............19
         REGULATORY MATTERS AND APPROVALS.....................................19
         TIMING AND EXPENSES OF THE INTERNALIZATION TRANSACTION...............20

INTEREST OF RELATED PARTIES AND INSIDERS......................................20


EXISTING MANAGEMENT AGREEMENT.................................................21

         COMPENSATION OF THE MANAGER..........................................22

REMUNERATION OF DIRECTORS OF PRIMEWEST........................................23


CLASS A EXCHANGEABLE SHARES...................................................24

         CLASS A EXCHANGEABLE SHARES..........................................24
         VOTING AND EXCHANGE TRUST AGREEMENT..................................25
         SUPPORT AGREEMENT....................................................26

OTHER MATTERS.................................................................27


APPROVAL AND CERTIFICATION....................................................27

SCHEDULE "A" - INTERNALIZATION TRANSACTION RESOLUTION........................A-1

SCHEDULE "B"- FAIRNESS OPINION...............................................B-1

                                GLOSSARY OF TERMS

         In this Management Proxy Circular, the following terms have the meanings set forth below:

         "ACQUISITION FEES" means, in respect of any direct or indirect acquisition (other than an acquisition forming part of an asset exchange) of oil and gas properties by PrimeWest or the Trust, the fees payable to the Manager pursuant to the terms of the Management Agreement, being equal to 1.5% of the purchase price payable to the vendor by PrimeWest or the Trust for such oil and gas properties.

         "AFFILIATE" and "ASSOCIATE" have the respective meanings ascribed to those terms in the BUSINESS CORPORATIONS ACT (Alberta).

         "AGREED EXCHANGE RATIO" means the simple average of (i) the Exchange Ratio immediately following the Distribution Payment Date in September 2002, and (ii) the Exchange Ratio immediately following the Distribution Payment Date in October 2002.

         "BOARD OF DIRECTORS" means the board of directors of PrimeWest.

         "CLASS A COMMON SHARES" means the class A common shares in the capital of PrimeWest, all of which are owned by the Trust.

         "CLASS A EXCHANGEABLE SHARE PROVISIONS" means the rights, privileges, restrictions and conditions attaching to the Class A Exchangeable Shares as set forth in the articles of PrimeWest.

         "CLASS A EXCHANGEABLE SHARES" means the non-voting class A exchangeable shares in the capital of PrimeWest.

         "CLASS B COMMON SHARES" means the class B common shares in the capital of PrimeWest, all of which are owned by the Manager.

         "DECLARATION OF TRUST" means the Amended and Restated Declaration of Trust dated as of August 2, 1996 and restated as of October 26, 2001 by PrimeWest and the Trustee pursuant to which the Trust was formed, as amended from time to time.

         "DISINTERESTED UNITHOLDERS" means all Unitholders and holders of Class A Exchangeable Shares exercising their right to vote at the Meeting, except the Vendors and their affiliates or associates.

         "DISPOSITION FEES" means, in respect of any disposition of oil and gas properties by PrimeWest or the Trust, the fees payable to the Manager pursuant to the terms of the Management Agreement, being equal to 1.25% of the purchase price payable by the purchaser to PrimeWest or the Trust for such oil and gas properties.

         "DISTRIBUTION PAYMENT DATE" means a date on which the Trust pays a distribution to its Unitholders.

         "D&T" means Deloitte & Touche LLP, independent financial advisors to the Special Committee.

         "EARLY TERMINATION NOTICE" means a notice that may be given by PrimeWest, the Trust or the Manager at least 12 months before the end of the Initial Term or any renewal term of the Management Agreement in order to terminate the Management Agreement at the end of the Initial Term or such renewal term, as applicable.

         "ESCROW AGREEMENT" means the escrow agreement to be entered into among PrimeWest, the Vendors, Kent J. MacIntyre and an escrow agent.

         "EXCHANGE RATIO" means the ratio which determines the number of Trust Units that are issuable to the holders of Class A Exchangeable Shares for each Class A Exchangeable Share held. The Exchange Ratio was initially equal to one and is increased on each Distribution Payment Date after the date of issuance of that Class A Exchangeable Share by an amount equal to a fraction having as its numerator the product of the Exchange Ratio immediately prior to the applicable Distribution Payment Date and the amount of the distribution, expressed as an amount per Trust Unit, paid on that Distribution Payment Date, and having as its denominator the closing price of the Trust Units on the TSX on that date.

         "EXECUTIVE EMPLOYMENT AGREEMENTS" means, collectively, the executive employment agreements that are to be entered into between the Manager and each of the Senior Managers at the time of the completion of the Internalization Transaction.

         "FAIRNESS OPINION" means the fairness opinion of D&T in the form attached to this Management Proxy Circular as Schedule "B".

         "GOWLINGS" means Gowling Lafleur Henderson LLP, independent legal counsel to the Special Committee.

         "IMMEDIATE TERMINATION NOTICE" means a notice that may be given by PrimeWest or the Trust to the Manager that would be intended to terminate the Management Agreement, effective immediately, which notice would give rise to an obligation of PrimeWest and the Trust to pay to the Manager an amount equal to the sum of all Management Fees, Acquisition Fees and Disposition Fees paid or which were payable for the two year period immediately preceding the date of termination, plus the amount of all reasonably incurred severance obligations paid or to be paid by the Manager to its employees and consultants who are terminated by the Manager within one month of the date of termination specified in the Immediate Termination Notice.

         "INDEPENDENT DIRECTORS" means the directors or PrimeWest who are independent of the Manager; namely, Messrs. Harold P. Milavsky, Barry
         E. Emes, Harold N. Kvisle and Michael W. O'Brien.

         "INITIAL TERM" means the initial term of the Management Agreement, which is to expire on October 16, 2003.

         "INTERNALIZATION TRANSACTION" means the transactions encompassing the acquisition by PrimeWest of all of the issued and outstanding Manager Shares, the MIP Buy-out, the establishment of the SERP and related transactions, all as described in this Management Proxy Circular.

         "MANAGEMENT AGREEMENT" means the Amended and Restated Management Agreement dated as of January 1, 2002 among PrimeWest, the Trust and the Manager pursuant to which the Manager has agreed to provide certain management and administrative services to PrimeWest and the Trust.

         "MANAGEMENT FEES" means the fees payable to the Manager pursuant to the terms of the Management Agreement for providing management and administrative services thereunder, being equal to 2.5% of the net production revenue generated by the oil and gas properties held by PrimeWest, the Trust or their respective subsidiaries plus Alberta royalty tax credit, if any, less Crown royalties and other Crown charges attributable to such properties, plus quarterly incentive payments payable in Trust Units, the first of which was equal to 3,125 Trust Units (giving effect to the four-to-one consolidation of the Trust Units effective August 16, 2002) and which have subsequently increased in proportion to the increase in the number of outstanding fully diluted Trust Units at the time of payment.

         "MANAGEMENT INTERNALIZATION RESOLUTION" means the form of special resolution of the Unitholders approving the Internalization Transaction, as such resolution is attached to this Management Proxy Circular as Schedule "A".

         "MANAGER SHARES" means all of the issued and outstanding common shares in the capital of the Manager.

         "MANAGER" means PrimeWest Management Inc., a corporation incorporated under the BUSINESS CORPORATIONS ACT (Alberta).

         "MATERIAL AGREEMENTS" means, collectively, the Declaration of Trust, the Management Agreement, the Royalty Agreement and the Unanimous Shareholder Agreement.

         "MEETING" means the special meeting of the Unitholders, described herein, to be held for the purpose of, among other things, considering and, if thought fit, passing the Management Internalization Resolution.

         "MIP" means the management incentive plan of the Manager, which is available to the Senior Managers.

         "MIP BUY-OUT" means the payment by the Manager of an aggregate amount of $1.5 million to the Senior Managers, or corporations controlled by them, in exchange for the release by them of all rights they have under the MIP, all as described in greater detail under "The Internalization Transaction - Details of the Internalization Transaction - Executive Employment Arrangements".

         "PRIMEWEST DIVIDEND" means the mandatory quarterly dividend payable by PrimeWest to the Manager in the amount of the Retained Royalty.

         "PRIMEWEST" means PrimeWest Energy Inc., a corporation amalgamated under the BUSINESS CORPORATIONS ACT (Alberta).

         "RECORD DATE" means September 16, 2002.

         "RETAINED ROYALTY" means 1% of net production revenue, subject to certain adjustments, generated by the oil and gas properties held by PrimeWest, the Trust or their subsidiaries, which is paid to the Manager under the PrimeWest Dividend.

         "ROYALTY AGREEMENT" means the Amended and Restated Royalty Agreement dated as of January 1, 2002 between PrimeWest and the Trust.

         "SENIOR MANAGERS" means, collectively, Donald A. Garner, the President and Chief Operating Officer of the Manager and PrimeWest, Timothy S. Granger, the Vice President, Operations and Development of the Manager and PrimeWest, Dennis G. Feuchuk, the Vice President, Finance and Chief Financial Officer of the Manager and PrimeWest, and Ronald J. Ambrozy, the Vice President, Business Development of the Manager and PrimeWest.

         "SERP" means the Special Employee Retention Plan adopted by PrimeWest and to be made available to the Senior Managers in connection with the Internalization Transaction.

         "SHARE PURCHASE AGREEMENT" means the purchase and sale agreement dated as of September 26, 2002 among PrimeWest, the Vendors and the Manager.

         "SPECIAL COMMITTEE" means the committee of the Board of Directors comprised of the Independent Directors.

         "SPECIAL VOTING UNIT" means the special voting unit in the capital of the Trust, held by the Voting and Exchange Trustee pursuant to the Voting and Exchange Trust Agreement.

         "SUPPORT AGREEMENT" means the Amended and Restated Class A Exchangeable Shares Support Agreement dated as of January 1, 2002 between the Trust and PrimeWest.

         "TRUST UNITS" means trust units in the capital of the Trust, each such trust unit representing an equal undivided beneficial interest therein.

         "TRUST" means PrimeWest Energy Trust, a trust formed under the Declaration of Trust.

         "TRUSTEE" means Computershare Trust Company of Canada, the trustee of the Trust, or any successor trustee.

         "TSX" means the Toronto Stock Exchange.

         "UNANIMOUS SHAREHOLDER AGREEMENT" means the Amended and Restated Unanimous Shareholder Agreement dated as of January 1, 2002 among PrimeWest, the Trust and the Manager.

         "UNITHOLDER" means a holder of Trust Units.

         "VENDORS" means the holders of the Manager Shares.

         "VOTING AND EXCHANGE TRUST AGREEMENT" means the Amended and Restated Class A Exchangeable Shares Voting and Exchange Trust Agreement dated as of January 1, 2002 among the Trust, PrimeWest and the Voting and Exchange Trustee.

         "VOTING AND EXCHANGE TRUSTEE" means Computershare Trust Company of Canada, as trustee of the trust granted under the Voting and Exchange Trust Agreement, and any successor trustee.


                           FORWARD-LOOKING STATEMENTS

         Certain statements contained in this Management Proxy Circular under the heading "The Internalization Transaction", in addition to certain statements contained elsewhere or incorporated by reference in this document, constitute forward-looking statements. The use of any of the words "anticipate", "continue", "estimate", "expect", "may", "will", "project", "should", "believe", "outlook" and similar expressions are intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from those anticipated in our forward-looking statements. You should not unduly rely on any forward-looking statements included in this Management Proxy Circular. Certain of these risks and other factors are described in more detail in the Trust's Renewal Annual Information Form dated April 29, 2002 filed with various securities commissions or similar authorities in the provinces of Canada, which is incorporated by reference herein.

                             PRIMEWEST ENERGY TRUST

                            MANAGEMENT PROXY CIRCULAR

                     FOR THE SPECIAL MEETING OF UNITHOLDERS
                         TO BE HELD ON NOVEMBER 4, 2002


                             GENERAL PROXY MATERIALS

SOLICITATION OF PROXY

         THIS MANAGEMENT PROXY CIRCULAR IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES ON BEHALF OF COMPUTERSHARE TRUST COMPANY OF CANADA BY PRIMEWEST MANAGEMENT INC., THE MANAGER OF PRIMEWEST ENERGY INC. AND PRIMEWEST ENERGY TRUST, FOR USE AT THE SPECIAL MEETING (THE "MEETING") OF UNITHOLDERS TO BE HELD AT THE TIME AND PLACE AND FOR THE PURPOSES SET FORTH IN THE NOTICE OF SPECIAL MEETING OF UNITHOLDERS. The Manager will be reimbursed by the Trust for costs of solicitation. In addition to the use of mail, proxies may be solicited by personal interviews, telephone, or facsimile by directors, officers, employees and agents of PrimeWest; and arrangements may be made with banks, brokerage firms and others to forward proxy material to beneficial owners of Trust Units and Class A Exchangeable Shares. Information contained herein is given as of the date hereof unless otherwise specifically stated.

APPOINTMENT OF PROXIES

         Unitholders who wish to vote their Trust Units should complete and remit by regular mail the attached form of proxy to Computershare Trust Company of Canada, P.O. Box 1542, Station B, Montreal, Quebec H3B 3L2 (or by courier or hand delivery to 600, 530 - 8th Avenue S.W., Calgary, Alberta T2P 3S8), not less than 24 hours (i.e., not later than 2:00 p.m., Calgary time, on Friday, November 1, 2002) before the time for the holding of the Meeting or any adjournment thereof or with the Chairman of the Meeting prior to the commencement thereof. By a resolution of the Board of Directors, the Record Date for the Meeting has been established as the close of business on September 16, 2002. Only Unitholders of record as at the Record Date are entitled to receive notice of, and to vote at, the Meeting. Unitholders of record on the Record Date will be entitled to vote those Trust Units included in the list of Unitholders entitled to vote at the Meeting prepared as at the Record Date, even though the Unitholder may subsequently dispose of his or her Trust Units. No Unitholder who has become a Unitholder after the Record Date shall be entitled to attend or vote at the Meeting.

         The document appointing a proxy shall be in writing and shall be executed by the Unitholder or his attorney authorized in writing or, if the Unitholder is a corporation, under its corporate seal or by an officer or attorney thereof duly authorized.

         THE PERSONS NAMED IN THE ENCLOSED FORM OF PROXY ARE INDEPENDENT DIRECTORS OF PRIMEWEST. A UNITHOLDER SUBMITTING A FORM OF PROXY HAS THE RIGHT TO APPOINT A PERSON TO REPRESENT HIM AT THE MEETING (WHO NEED NOT BE A UNITHOLDER) OTHER THAN THE PERSON OR PERSONS DESIGNATED IN THE FORM OF PROXY FURNISHED ON BEHALF OF THE TRUSTEE. TO EXERCISE SUCH RIGHT, THE NAMES OF THE PERSONS DESIGNATED BY THE MANAGER SHOULD BE CROSSED OUT AND THE NAME OF THE UNITHOLDER'S APPOINTEE SHOULD BE LEGIBLY PRINTED IN THE BLANK SPACE PROVIDED.

NOTICE TO BENEFICIAL HOLDERS OF TRUST UNITS

         The information set forth in this section is of significant importance to many Unitholders, as a substantial number of the Unitholders do not hold Trust Units in their own name. Unitholders who do not hold their Trust Units in their own name (referred to herein as "BENEFICIAL UNITHOLDERS") should note that only proxies deposited by Unitholders whose names appear on the records of the Trust as the registered holders of Trust Units can be recognized and acted upon at the Meeting. If Trust Units are listed in an account statement provided to a Unitholder by a broker, then in almost all cases those Trust Units will not be registered in the Unitholder's name on the records of the Trust. Such Trust Units will more likely be registered under the name of the Unitholder's broker or an agent of that broker. In Canada, the vast majority of such Trust Units are registered under the name of CDS & Co. (the registration name for The Canadian Depositary for Securities Limited, which acts as nominee for many Canadian brokerage firms). Trust Units held by brokers or their nominees can only be voted (for or against resolutions) upon the instructions of the Beneficial Unitholder. Without specific instructions, the broker/nominees are prohibited from voting Trust Units for their clients. The Trust does not know for whose benefit the Trust Units registered in the name of CDS & Co. are held.

         Applicable regulatory policy requires intermediaries/brokers to seek voting instructions from Beneficial Unitholders in advance of Unitholders' meetings. Every intermediary/broker has its own mailing procedures and provides its own return instructions, which should be carefully followed by Beneficial Unitholders in order to ensure that their Trust Units are voted at the Meeting. Often, the form of proxy supplied to a Beneficial Unitholder by its broker is identical to the form of proxy provided to registered Unitholders; however, its purpose is limited to instructing the registered Unitholder how to vote on behalf of the Beneficial Unitholder. The majority of brokers now delegate responsibility for obtaining instructions from clients to Independent Investor Communications Corporation ("IICC"). IICC typically mails a scannable voting instruction form in lieu of the Proxy. The Beneficial Unitholder is requested to complete and return the voting instruction form to them by mail or facsimile. Alternatively the Beneficial Unitholder can call a toll-free telephone number to vote the Trust Units held by the Beneficial Unitholder. IICC then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of Trust Units to be represented at the Meeting. A Beneficial Unitholder receiving a voting instruction form cannot use that voting instruction form to vote Trust Units directly at the Meeting as the voting instruction form must be returned as directed by IICC well in advance of the Meeting in order to have the Trust Units voted.

REVOCABILITY OF PROXY

         A Unitholder who has submitted a form of proxy as directed hereunder may revoke it at any time prior to the exercise thereof. If a person who has given a proxy attends personally at the Meeting at which such proxy is to be voted, such person may revoke the proxy and vote in person. In addition to the revocation in any other manner permitted by law, a proxy may be revoked by instrument in writing executed by the Unitholder or his attorney or authorized agent and deposited either at the registered office of the Trustee at any time up to 2:00 p.m., Calgary time, on the last business day preceding the date of the Meeting, or any adjournment thereof or with the Chairman of the Meeting on the day of the Meeting or any adjournment thereof, and upon either of such deposits, the proxy is revoked.

EXERCISE OF DISCRETION BY PROXY

         The Trust Units represented by proxy in favour of the listed nominees will be voted on any ballot at the Meeting and, where the Unitholder specifies a choice with respect to any matter to be acted upon, such Trust Units shall be voted on any ballot in accordance with the specification so made. IN THE ABSENCE OF SUCH SPECIFICATION, TRUST UNITS WILL BE VOTED IN FAVOUR OF THE MANAGEMENT INTERNALIZATION RESOLUTION. THE PERSONS APPOINTED UNDER THE FORM OF PROXY FURNISHED ON BEHALF OF THE TRUST BY THE MANAGER ARE CONFERRED WITH DISCRETIONARY AUTHORITY WITH RESPECT TO AMENDMENTS OR VARIATIONS OF THOSE MATTERS SPECIFIED IN THE PROXY AND NOTICE OF MEETING AND AS TO OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING. AT THE TIME OF MAILING OF THIS MANAGEMENT PROXY CIRCULAR, NONE OF THE TRUSTEE, THE MANAGEMENT OF PRIMEWEST AND THE MANAGEMENT OF THE MANAGER KNOW OF ANY SUCH AMENDMENT, VARIATION OR OTHER MATTER.

SECURITIES AND PRINCIPAL HOLDERS THEREOF

TRUST UNITS

         The Trust is authorized to issue an unlimited number of Trust Units. As at the Record Date, 32,464,331 Trust Units were issued and outstanding. Unitholders of record are entitled to notice of and to attend at the Meeting, in person or by proxy, and to one vote per Trust Unit held on any ballot thereat. All votes on matters to be brought before the Meeting that require approval by a special resolution shall be conducted by a poll.

         When any Trust Unit is held jointly by several persons, any one of them may vote at the Meeting in person or by proxy in respect of such Trust Unit, but if more than one of them shall be present at the Meeting in person or by proxy, and such joint owners of the proxy so present disagree as to any vote to be cast, the joint owner present or represented whose name appears first in the register of Unitholders maintained by the Trustee shall be entitled to cast such vote.

CLASS A EXCHANGEABLE SHARES

         In accordance with the Voting and Exchange Trust Agreement, the Trust has issued a Special Voting Unit to the Voting and Exchange Trustee, for the benefit of the holders (other than the Trust and PrimeWest) of the Class A Exchangeable Shares. The Special Voting Unit carries a number of votes exercisable at the Meeting equal to the number of Trust Units (rounded down to the nearest whole number) into which the Class A Exchangeable Shares are exchangeable on the Record Date.

         Each holder of a Class A Exchangeable Share on the Record Date is entitled to direct the Voting and Exchange Trustee to exercise that number of votes attached to the Special Voting Unit equal to the number of Trust Units (rounded down to the nearest whole number) into which the Class A Exchangeable Shares of such holder are exchangeable. Alternatively, such holder is entitled to direct the Voting and Exchange Trustee to give a proxy to such holder or his designee to exercise personally such votes or to give a proxy to a designated agent or other representative of the management of the Trust or PrimeWest to exercise such votes. The Voting and Exchange Trustee will exercise each vote attached to the Special Voting Unit only as directed by the holder and, in the absence of instructions from a holder as to voting, will not exercise such votes. Only holders of Class A Exchangeable Shares of record on the Record Date are entitled to receive notice of, and vote at, the Meeting. Holders of Class A Exchangeable Shares of record on the Record Date will be entitled to direct the voting of the corresponding votes attached to the Special Voting Unit to the extent of the rights attached to the Class A Exchangeable Shares included in the list of such holders prepared as at the Record Date, even though such a holder may subsequently dispose of his or her Class A Exchangeable Shares. No one who acquires Class A Exchangeable Shares after the Record Date shall be entitled to attend or vote at the Meeting on the basis of such Class A Exchangeable Shares.

         The Voting and Exchange Trustee has sent the Notice of Special Meeting to the holders of the Class A Exchangeable Shares, together with the related meeting materials and a statement as to the manner in which the holder may instruct the Voting and Exchange Trustee to exercise the votes attaching to the Special Voting Unit. Such instructions may be delivered by regular mail to Computershare Trust Company of Canada, P.O. Box 1542, Station B, Montreal, Quebec, H3B 3L2 (or by courier or hand delivery to 600, 530 - 8th Avenue S.W., Calgary, Alberta, T2P 3S8). In order to be valid such instructions must be received by the Voting and Exchange Trustee not later than 2:00 p.m., Calgary time, on Friday, November 1, 2002.

         A holder of Class A Exchangeable Shares who has submitted instructions to the Voting and Exchange Trustee with respect to the exercise of votes attached to the Special Voting Unit may revoke it at any time prior to the exercise thereof. In addition to the revocation in any other manner permitted by law, a direction to the Voting and Exchange Trustee may be revoked by instrument in writing executed by the holder of the Class A Exchangeable Share or his attorney or authorized agent and deposited with Computershare Trust Company of Canada at any time up to 2:00 p.m., Calgary time, on Friday, November 1, 2002, and upon such deposit, the direction is revoked.

         As at the Record Date, PrimeWest had 3,863,024 issued and outstanding Class A Exchangeable Shares exchangeable in the aggregate into 1,380,220 Trust Units.

PRINCIPAL HOLDERS OF TRUST UNITS

         To the best of the knowledge of the directors and officers of PrimeWest, no person or company beneficially owns directly or indirectly, or exercises control or direction over Trust Units carrying more than ten percent (10%) of the votes attached to all of the issued and outstanding Trust Units.

QUORUM FOR MEETING

         At the Meeting, a quorum shall consist of two or more persons either present in person or represented by proxy and representing in the aggregate not less than 5% of the outstanding Trust Units. If a quorum is not present at the Meeting within one-half hour after the time fixed for the holding of the Meeting, it shall stand adjourned to such day being not less than 21 days later and to such place and time as may be determined by the Chairman of the Meeting. At such Meeting, the Unitholders present either personally or by proxy shall form a quorum.

APPROVAL REQUIREMENTS

         The specific resolutions that Unitholders will be asked to approve at the Meeting include resolutions which would approve the Internalization Transaction, including amendments to certain of the Trust's and PrimeWest's material agreements as a consequence of the internalization of the Manager.

         The Management Internalization Resolution requires the approval of not less than 66% of the votes cast in respect of that resolution by or on behalf of Unitholders, and by more than 50% of the votes cast in respect of that resolution by or on behalf of Disinterested Unitholders, present in person or represented by proxy at the Meeting.


                       DOCUMENTS INCORPORATED BY REFERENCE

         The following documents, filed with the various provincial securities commissions or similar regulatory authorities in Canada, are specifically incorporated into and form an integral part of this Management Proxy Circular:

         (a) the Renewal Annual Information Form of the Trust dated April 29, 2002, including management's discussion and analysis of financial condition and operations for the year ended December 31, 2001 incorporated by reference therein, and the attached audited consolidated financial statements of Cypress Energy Inc. as at and for the years ended December 31, 1998, 1999 and 2000, together with the notes thereto and the auditor's report thereon;

         (b) the audited comparative consolidated financial statements of the Trust for the years ended December 31, 2001 and 2000, together with the notes thereto and the report of the auditors thereon;

         (c) management's discussion and analysis of financial condition and operations and the unaudited comparative consolidated financial statements of the Trust as at and for the six months ended June 30, 2002; and

         (d) the Management Proxy Circular of the Trust dated April 23, 2002, relating to the annual general and special meeting of Unitholders of the Trust held on May 21, 2002.

         Any material change report and any document of the type referred to in the preceding paragraph (excluding confidential material change reports) filed by the Trust with the securities commissions or similar authorities in the provinces of Canada subsequent to the date of this Management Proxy Circular and prior to the date of the Meeting shall be deemed to be incorporated by reference into this Management Proxy Circular.

         ANY STATEMENT CONTAINED IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED FOR PURPOSES OF THIS MANAGEMENT PROXY CIRCULAR TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT WHICH ALSO IS, OR IS DEEMED TO BE, INCORPORATED BY REFERENCE HEREIN MODIFIES OR SUPERSEDES SUCH STATEMENT. THE MODIFYING OR SUPERSEDING STATEMENT

NEED NOT STATE THAT IT HAS MODIFIED OR SUPERSEDED A PRIOR STATEMENT OR INCLUDE ANY OTHER INFORMATION SET FORTH IN THE DOCUMENT THAT IT MODIFIES OR SUPERSEDES. THE MAKING OF A MODIFYING OR SUPERSEDING STATEMENT SHALL NOT BE DEEMED AN ADMISSION FOR ANY PURPOSES THAT THE MODIFIED OR SUPERSEDED STATEMENT, WHEN MADE, CONSTITUTED A MISREPRESENTATION, AN UNTRUE STATEMENT OF A MATERIAL FACT OR AN OMISSION TO STATE A MATERIAL FACT THAT IS REQUIRED TO BE STATED OR THAT IS NECESSARY TO MAKE A STATEMENT NOT MISLEADING IN LIGHT OF THE CIRCUMSTANCES IN WHICH IT WAS MADE. ANY STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO CONSTITUTE A PART OF THIS MANAGEMENT PROXY CIRCULAR.

         INFORMATION HAS BEEN INCORPORATED BY REFERENCE IN THIS MANAGEMENT PROXY CIRCULAR FROM DOCUMENTS FILED WITH SECURITIES COMMISSIONS OR SIMILAR AUTHORITIES IN CANADA. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of PrimeWest, at 4700, 150 - 6th Avenue S.W., Calgary, Alberta, T2P 3Y7 (Telephone: (403) 234-6600). For the purpose of the Province of Quebec, this Management Proxy Circular contains information to be completed by consulting the permanent information record. A copy of the permanent information record may be obtained from the Corporate Secretary of PrimeWest at the above-mentioned address and telephone number.


                         THE INTERNALIZATION TRANSACTION

BACKGROUND TO THE INTERNALIZATION TRANSACTION

         In December 2001, the Independent Directors began consideration of what action, if any, should be taken in respect of the Management Agreement. The Initial Term of the Manager's appointment under the Management Agreement is scheduled to expire on October 16, 2003, subject to automatic renewal for successive three year renewal terms unless an Early Termination Notice is given by PrimeWest, the Trustee or the Manager at least 12 months before the end of the Initial Term or any renewal term (as applicable). See "Existing Management Agreement" regarding the present intentions of PrimeWest regarding the Management Agreement.

         In their preliminary deliberations, the Independent Directors agreed that they were concerned about the lack of alignment of the interests of the Manager and those of the Unitholders as a result of the fee structure under the Management Agreement and the payment of the PrimeWest Dividend, and that they were also concerned about the overall level of the fees payable under the Management Agreement. At that time, the Independent Directors identified for consideration various alternatives in respect of the Management Agreement, which alternatives included: (i) renewing the Management Agreement on its current terms; (ii) renewing the Management Agreement on revised terms; and (iii) terminating the Management Agreement by delivery of an Early Termination Notice or an Immediate Termination Notice, and, in either case, by either replacing the Manager and the Management Agreement with another manager and another management agreement or "internalizing" the management of the Trust and PrimeWest (such alternatives, being the "MANAGEMENT AGREEMENT ALTERNATIVES"). As well, the Independent Directors then determined that it may be in the Unitholders' best interest for the Trust to undertake the acquisition from the Manager of the Class B Common Shares (which would have the effect of the Trust acquiring the Retained Royalty), if that acquisition could be accomplished on a basis that was fair to the Unitholders.

The acquisition of the Retained Royalty by a new manager would be required as part of any transaction in which the Management Agreement was terminated and another manager was appointed.

         By a resolution of the Board of Directors, the Independent Directors were appointed as the Special Committee to review, consider and evaluate the Management Agreement Alternatives and to make such recommendations in respect of the Management Agreement Alternatives as the Special Committee considered appropriate, and to consider, depending on which of the Management Agreement Alternatives was selected, whether to pursue acquisition of the Retained Royalty, and, if so, on what terms an acquisition of the Retained Royalty should be effected. The Special Committee was authorized to retain independent financial advisors and legal counsel.

         On January 14, 2002, following a review and discussion of alternatives, the Special Committee retained D&T to provide the Special Committee with advice and recommendations in respect of the consideration and evaluation by the Special Committee of the Management Agreement Alternatives and the potential acquisition of the Retained Royalty.

         The Special Committee also retained Gowlings to provide legal advice to the Special Committee in respect of the Management Agreement Alternatives and any acquisition of the Retained Royalty, and to review and assist in the negotiation of any transactions with the Manager.

         Over the period commencing on February 20, 2002 and extending to September 26, 2002, following the receipt of extensive background information and analysis of comparable arrangements, the Special Committee met as a whole on numerous occasions, received several written reports from D&T and a number of written reports and legal memoranda from Gowlings, met on a number of other occasions with representatives of the Manager, and had numerous discussions among themselves and with financial and legal advisors.

         The Special Committee determined, following a review and consideration of various Management Agreement Alternatives, that:

         (a) it was not prepared to renew the Management Agreement on its current terms, due to the lack of alignment of the interests of the Manager and those of the Unitholders and the compensation paid to the Manager by virtue of the Management Fees, Acquisition Fees, Disposition Fees and the PrimeWest Dividend;

         (b) it was satisfied with the performance of the existing management team and wished to retain the existing management team to manage PrimeWest and the Trust, providing it could do so on a basis that was fair to the Unitholders; and

         (c) it wished to enter into an arrangement retaining the existing management team which did not include the concept of acquisition or disposition fees, or fees based on production revenue.

         The Special Committee initially considered whether the interests of the Unitholders could be best served by modifying the terms of the existing Management Agreement. The Special Committee, after much consideration, determined that, in their opinion, there was no effective fee structure that would completely align the interests of an external manager with those of the Unitholders, at an acceptable cost, and the appropriate course of action was, therefore, to pursue the internalization of management.

         The "internalization" discussions between the Special Committee and the Manager, in the early stages, focused on the proposed termination of the Management Agreement effective at the end of the Initial Term and the amendment of the terms of the Management Agreement for the balance of the Initial Term so as to effect an internalization of management and more align the interests of the Unitholders with that of the Manager over the remainder of the Initial Term.

         In late May 2002, the Manager and the Special Committee began discussions in respect of a proposal whereby internalization of management and acquisition of the Retained Royalty would be achieved by a purchase by PrimeWest of the Manager Shares in advance of the expiry of the Initial Term.

         Thereafter, a number of meetings, discussions and negotiations among the members of the Special Committee ensued, including consultations with representatives of D&T and Gowlings, as well as discussions and negotiations with the Manager and its financial and legal advisors.

         The Special Committee, based in part on advice provided by its financial and legal advisors, concluded that the internalization of management and the acquisition of the Retained Royalty could be effectively accomplished by purchase of the Manager Shares, provided that:

         (a) the purchase price for the Manager Shares was fair, having regard to (i) a reasonable estimate of the balance of the Management Fees and other remuneration which would be payable to the Manager over the remainder of the Initial Term of the Management Agreement; and (ii) the economic value of the Retained Royalty; and

         (b) the existing management team could be retained, and on a basis which was fair and reasonable to the Unitholders.

         During the period commencing in June 2002 and extending to September 26, 2002, the Special Committee engaged in extensive discussions and negotiations with:

         (a) the Manager as to the terms of the purchase of the Manager Shares; and

         (b) the Senior Managers on the terms of their future employment, including terms of the MIP Buy-out and of the SERP.

         The discussions culminated in the development of the Internalization Transaction.

         On September 26, 2002, D&T provided the Fairness Opinion to the effect that the consideration payable for the Manager Shares and under the MIP Buy-out was fair, from a financial point of view, to the Trust. See Schedule "B" of this Management Proxy Circular for a copy of the Fairness Opinion.

         As a result of the foregoing, and having particular regard to the Fairness Opinion and the advice of legal counsel and financial advisors to the Special Committee, on September 26, 2002 the Special Committee recommended to the Board of Directors that it approve the terms of the Internalization Transaction and recommended submission of the Internalization Transaction to the Unitholders of the Trust for their approval. Specifically, the Special Committee recommended that all of the Manager Shares be purchased by PrimeWest for net aggregate consideration to the Vendors of (i) $13.1 million in cash; and (ii) Class A Exchangeable Shares which, based on the Agreed Exchange Ratio, will be exchangeable for approximately 491,000 Trust Units. The Special Committee also recommended that the MIP Buy-out and the SERP be approved as part of the Internalization Transaction and that the Share Purchase Agreement be entered into.

         At a subsequent meeting held on September 26, 2002, the Board of Directors, based upon, among other things, the recommendation of the Special Committee and the Fairness Opinion, determined unanimously that (i) the Internalization Transaction was in the best interests of the Trust and the Unitholders; and (ii) the Internalization Transaction be submitted to the Unitholders for their approval. The Board of Directors also unanimously authorized the execution of the Share Purchase Agreement by PrimeWest. Mr. MacIntyre declared his interest and did not vote in respect of the approval of the Share Purchase Agreement.

PURPOSE AND BENEFITS OF THE INTERNALIZATION TRANSACTION AND RECOMMENDATION OF THE BOARD OF DIRECTORS

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT UNITHOLDERS AND HOLDERS OF CLASS A EXCHANGEABLE SHARES VOTE IN FAVOUR OF THE INTERNALIZATION TRANSACTION. In coming to its conclusion and recommendations, the Board of Directors considered a number of factors, including the following:

         (a) the analysis of D&T, together with its Fairness Opinion, which provides that the consideration payable for the Manager Shares and under the MIP Buy-out is fair, from a financial point of view, to Unitholders;

         (b) the elimination of Management Fees, Acquisition Fees, Disposition Fees and the PrimeWest Dividend payments to the Manager will improve the Trust's competitiveness in financial markets, allow more flexibility in completing future acquisitions and better align the interests of management with Unitholders;

         (c) the accretive nature of the transaction in terms of both net asset value and distributions to Unitholders;

         (d) the elimination of the Manager's right to nominate directors of PrimeWest under the Unanimous Shareholder Agreement so that, in the future, the Unitholders will be able to nominate all of the directors to the Board of Directors;

         (e) the terms of the Share Purchase Agreement, the MIP Buy-out, the SERP and the Executive Employment Agreements;

         (f) the increased interest of management in the Trust. After effecting the Internalization Transaction, directors and officers of PrimeWest will own, directly or indirectly, approximately 2.5% of the Trust Units (including Class A Exchangeable Shares, and assuming conversion of all of the Class A Exchangeable Shares);

         (g) the potential investor base of the Trust will be broadened by eliminating the components of the Trust's structure relating to the Management Agreement which discouraged certain institutions from investing in the Trust, which may, as a result, provide a lower cost of capital for the Trust, particularly compared to other royalty trusts which do not undertake similar structural changes;

         (h) the structural attributes of the Internalization Transaction which are designed to retain the executive officers and key personnel of the Manager; and

         (i)      the unanimous recommendation of the Special Committee.

--------------------------------------------------------------------------------
THE BOARD OF DIRECTORS HAS DETERMINED THAT THE INTERNALIZATION TRANSACTION IS IN THE BEST INTERESTS OF UNITHOLDERS AND, THEREFORE, UNANIMOUSLY RECOMMENDS THAT UNITHOLDERS AND HOLDERS OF CLASS A EXCHANGEABLE SHARES VOTE IN FAVOUR OF THE MANAGEMENT INTERNALIZATION RESOLUTION.
--------------------------------------------------------------------------------

         The Internalization Transaction must be approved by not less than 66% of the votes cast by Unitholders, and by more than 50% of the votes cast by Disinterested Unitholders, attending the Meeting and voting on the proposal in person or by proxy. See "Interests of Related Parties and Insiders".

EFFECT OF THE INTERNALIZATION TRANSACTION UPON UNITHOLDERS

         The principal impact of the Internalization Transaction to the Trust will be the elimination of all future Management Fees, Acquisition Fees and Disposition Fees, which are currently payable to the Manager by PrimeWest, and the elimination of the Retained Royalty paid to the Manager by PrimeWest in the form of the PrimeWest Dividend. Following completion of the Internalization Transaction, the Manager will be a wholly-owned subsidiary of PrimeWest. For more information in respect of historical Management Fees and other amounts paid to the Manager, See "Existing Management Agreement - Compensation of the Manager". NO ACQUISITION FEES ARE PAYABLE AS A RESULT OF THE INTERNALIZATION TRANSACTION.

         PrimeWest and the Manager believe that the acquisition of the Manager Shares and consequent elimination of Management Fees, Acquisition Fees, Disposition Fees and the Retained Royalty paid to the Manager by PrimeWest will be accretive to cash flow, distributions and the net asset value of the Trust.

         The total number of Class A Exchangeable Shares to be issued in connection with the Internalization Transaction (including the MIP Buy-out and the establishment of the SERP) represents approximately 2.0% of the presently outstanding Trust Units (assuming conversion of all outstanding Class A Exchangeable Shares into Trust Units).

         Following completion of the Internalization Transaction, the Management Agreement will be replaced with an administrative services agreement with the Trust under which PrimeWest would provide certain administrative services to the Trust. PrimeWest would be compensated only for general and administrative expenses incurred, with the intent that PrimeWest would not derive any financial gain, or suffer any financial loss, as a result of providing such services.

DETAILS OF THE INTERNALIZATION TRANSACTION

ACQUISITION OF SHARES OF THE MANAGER

         On September 26, 2002 PrimeWest, the Manager and the Vendors entered into the Share Purchase Agreement pursuant to which PrimeWest has agreed to purchase all of the issued Manager Shares effective October 1, 2002 in consideration of a cash payment of $13.1 million and the issuance of Class A Exchangeable Shares which, based on the Agreed Exchange Ratio, will be exchangeable for approximately 491,000 Trust Units. The cash portion of the purchase price will be funded from PrimeWest's existing bank facilities. Closing is subject to the satisfaction or waiver of certain other closing conditions provided for in the Share Purchase Agreement. Payment of the cash component of the purchase price is to occur within 90 days from the date on which the Internalization Transaction is completed, and will bear interest from October 1, 2002 to the date of payment at an annual rate equal to the prime rate posted by a specified Canadian chartered bank during that time.

         The Vendors are under no obligation to exchange those shares at any time following completion of the transaction and prior to the time PrimeWest requires the redemption or exchange of all outstanding Class A Exchangeable Shares. Accordingly, the number of Trust Units for which those Class A Exchangeable Shares will be exchangeable will increase over time, pending the redemption or exchange of such shares for Trust Units.

         The Trust and PrimeWest will also be required to pay to the Manager all Management Fees, Acquisition Fees, Disposition Fees and PrimeWest Dividends, and to reimburse the Manager for all general and administrative expenses incurred, for the period from July 1, 2002 to September 30, 2002. The aggregate amount of such fees and dividends is expected to be approximately $2.5 million. No other fees or other amounts, other than reimbursement of general and administrative expenses, will be payable to the Manager in connection with the Internalization Transaction.

         In addition to providing for the purchase by PrimeWest of all of the Manager Shares, the Share Purchase Agreement contains representations and warranties of the Vendors relating to status, capacity and related matters and representations and warranties relating to the business, operations, assets and liabilities of the Manager. Each of the Vendors also gave representations as to its ownership of its Manager Shares, its capacity to enter into and perform its obligations under the Share Purchase Agreement, the Manager's financial status and with respect to certain other matters concerning the Manager, including certain operational and financial representations and warranties with respect to the Manager. Specified representations and warranties which relate to tax matters survive until 90 days after the last date on which the relevant tax authority is entitled to assess or reassess the Manager with respect to the taxes which are the subject matter of such representations and warranties. All other representations and warranties survive for one year after the date on which the Internalization Transaction is completed.

         The Share Purchase Agreement provides, among other things, as a condition of closing that all regulatory approvals shall have been obtained, all matters to be completed by the parties must be completed and all necessary documentation must be entered into, including the entering into of the Executive Employment Agreements and the Escrow Agreement described below and such other documentation as may be reasonably required.

EXECUTIVE EMPLOYMENT ARRANGEMENTS

         The Share Purchase Agreement provides as a condition of closing that the Manager shall have entered into Executive Employment Agreements and agreements pertaining to the SERP with each of the Senior Managers on terms and conditions satisfactory to PrimeWest. The aggregate compensation that will be payable to the Senior Managers under the Executive Employment Agreements will not be materially different from the aggregate compensation currently paid to them. In addition, the Manager is to have terminated the MIP for aggregate consideration equal to $1.5 million, payable in Class A Exchangeable Shares based on the volume weighted average trading price of the Trust Units during the month of September 2002 and the Agreed Exchange Ratio. Those shares will be issued one year after completion of the Internalization Transaction. Certain of the Senior Managers have the option of accepting an upfront cash payment equal to 60% of the value of their entitlement to Class A Exchangeable Shares under the MIP Buy-out, in lieu of that entitlement.

         Under the SERP, the Senior Managers will be entitled to receive, as a retention incentive, Class A Exchangeable Shares having an aggregate value, based on the volume weighted average trading price of the Trust Units during the month of September 2002 and the Agreed Exchange Ratio, of a total of $3.5 million. PrimeWest will deliver 25% of those Class A Exchangeable Shares to the Senior Managers at the end of each of the second, third, fourth and fifth years following completion of the Internalization Transaction; however, a Senior Manager will not be entitled to receive a payment of Class A Exchangeable Shares if at the time such payment is to be made, such Senior Manager is no longer employed by PrimeWest or the Manager as a result of having voluntarily left such employment or been terminated for cause. If the employment of a Senior Manager is terminated by PrimeWest or the Manager other than for cause, or if the Senior Manager ceases to be actively employed by PrimeWest or the Manager following a change of control of the Trust, all unpaid payments of Class A Exchangeable Shares will be accelerated to the time of that termination or change of control.

         The Senior Managers who receive Class A Exchangeable Shares under the MIP Buy-out or the SERP will not be under any obligation to exchange those shares at any time following completion of the transaction and prior to the time PrimeWest requires the redemption or exchange of all outstanding Class A Exchangeable Shares. Accordingly, the number of Trust

Units for which those Class A Exchangeable Shares will be exchangeable will increase over time, pending the redemption or exchange of such shares for Trust Units.

ESCROW AGREEMENT

         The Share Purchase Agreement states that it is a condition of proceeding with the Internalization Transaction that the Vendors enter into the Escrow Agreement, which is intended to provide security to PrimeWest for any obligations that the Vendors may have under the indemnity provisions set forth in the Share Purchase Agreement. The escrow provisions will result in Class A Exchangeable Shares forming part of the purchase price of the Manager Shares, which Class A Exchangeable Shares, based on the Agreed Exchange Ratio, will be exchangeable into an aggregate of approximately 112,440 Trust Units, being held in escrow. The escrowed Class A Exchangeable Shares will be held in escrow for a one year term. Such shares may be released from escrow prior to the expiry of that term for the sole purpose of the Vendors tendering such shares to a BONA FIDE formal take-over bid, plan of arrangement, amalgamation, merger or similar transaction involving the Trust. Class A Exchangeable Shares held in escrow under the Escrow Agreement will not be released from escrow to the extent required to satisfy a claim under the indemnity provisions set forth in the Share Purchase Agreement. The holders of the Class A Exchangeable Shares held in escrow will be entitled to direct the voting of the votes corresponding to such shares at all meetings of Unitholders and of holders of Class A Exchangeable Shares.

FAIRNESS OPINION

         D&T was retained by the Special Committee by a letter agreement dated January 14, 2002 to, among other things, consider and evaluate the various alternatives which were available to PrimeWest and the Trust in respect of the Management Agreement and related matters, to make such recommendations as it considered appropriate and, if requested by the Special Committee, to provide an opinion as to the fairness, from a financial point of view, of any alternative respecting the Management Agreement that was selected by the Special Committee.

         D&T has advised the Special Committee that it is not an insider, associate or affiliate of the Trust, the Manager, PrimeWest or any of their respective affiliates or associates. Except as financial advisor to the Special Committee, neither D&T nor any of its associates or affiliates is an advisor to any party with respect to the Internalization Transaction.

         In consideration for its services, PrimeWest agreed to pay to D&T professional fees based on D&T's standard hourly billing rates. In addition, PrimeWest agreed to reimburse D&T for its reasonable expenses incurred in performance of such services and to indemnify it in respect of certain liabilities as may be incurred by it in connection with its engagement.

         In assessing the fairness, from a financial point of view, of the consideration payable for the Manager Shares and under the MIP Buy-out, D&T considered the impact of the Internalization Transaction on the net cash flow available for distribution per Trust Unit under several possible scenarios. D&T also completed a discounted cash flow analysis, where D&T compared the consideration to the present value of future fees payable pursuant to the

Management Agreement under the same scenarios. The above analyses supported the fairness conclusion of D&T.

         On September 26, 2002, D&T indicated to the Special Committee that it would be in a position to provide the Special Committee with an opinion that the consideration payable for the Manager Shares and under the MIP Buy-out is fair, from a financial point of view, to the Trust, based on the assumptions, limitations and considerations set out in the Fairness Opinion. D&T delivered the Fairness Opinion at the meeting of the Special Committee on September 26, 2002.

         A copy of the Fairness Opinion is attached as Schedule "B" to this Management Proxy Circular.

AMENDMENT OF MATERIAL AGREEMENTS

         The Material Agreements all govern the relationships among the Trust, PrimeWest and the Manager. The Material Agreements were prepared and entered into on the basis that the Trust and PrimeWest would retain the Manager to provide management and administrative services to the Trust and PrimeWest. The Material Agreements also provide for the manner in which Unitholders, through the Trust, and the Manager elect the directors of PrimeWest, and in which the Board of Directors oversees the affairs of the Trust and PrimeWest, including the management and administrative services provided by the Manager and the compensation of the Manager for those services.

         The Trust and PrimeWest propose to amend the Material Agreements to the extent necessary or desirable for the sole purpose of accommodating and facilitating the Internalization Transaction. The Internalization Transaction Resolution would authorize the Trust and PrimeWest to amend or terminate the Material Agreements to the extent necessary or desirable for the purpose of accommodating and facilitating the Internalization Transaction. Any such amendment will also require the consent of the lenders to PrimeWest and the Trust.

APPROVALS OF THE HOLDERS OF CLASS A EXCHANGEABLE SHARES

         The holders of the Class A Exchangeable Shares will be holding a special meeting, to be held concurrently with the Meeting, at which such holders will be asked to consider and, if thought fit, pass a special resolution authorizing the amendment of the Class A Exchangeable Share Provisions in a manner that is intended to facilitate and accommodate the issuance of Class A Exchangeable Shares in connection with the Internalization Transaction. The amendment to the Class A Exchangeable Share Provisions would provide that the definition of "Exchange Ratio" would be changed so that the ratio which determines the number of Trust Units which may be issued on the exchange of any Class A Exchangeable Share (including those to be issued to the Vendors in connection with the Internalization Transaction) would be the same as that of the outstanding Class A Exchangeable Shares.

REGULATORY MATTERS AND APPROVALS

         There are a number of regulatory requirements and approvals necessary to complete the Internalization Transaction. It was concluded that the Internalization Transaction was subject to the provisions governing "related party transactions" within the meaning of Ontario Securities

Commission Rule 61-501 and Quebec Securities Commission Policy Q-27 due to the indirect ownership of the shares of the Manager by Kent J. MacIntyre, the director representing the Manager on the Board of Directors. The Internalization Transaction is exempt under the applicable policies from certain valuation and minority approval requirements because the value of the consideration to be paid by the Trust in the Internalization Transaction does not exceed 25% of the market capitalization of the Trust. The Board of Directors appointed the Special Committee to review and negotiate the provisions of the Share Purchase Agreement and the Internalization Transaction and has complied with the disclosure requirements under the applicable policies.

         The Trust will apply to those provincial securities commissions in Canada as are necessary to amend exemptive relief previously granted in respect of the Class A Exchangeable Shares such that PrimeWest can issue Class A Exchangeable Shares in connection with the Internalization Transaction.

         The Trust has applied to the TSX for the listing of the Class A Exchangeable Shares that are issuable in connection with the Internalization Transaction, and has applied to the TSX for the listing of the Trust Units issuable on exchange of those Class A Exchangeable Shares.

TIMING AND EXPENSES OF THE INTERNALIZATION TRANSACTION

         If the Management Internalization Resolution is approved at the Meeting and all other conditions specified in the Share Purchase Agreement are satisfied or waived, the Internalization Transaction is expected to close on November 6, 2002 and will be effective as of October 1, 2002. There are no fees payable to the Manager relating to the Internalization Transaction. The expenses of the Internalization Transaction to be incurred by PrimeWest and the Manager including, without limitation, legal fees, financial advisor fees, fees payable to the Independent Directors, the costs of the preparation and printing of this Management Proxy Circular and other costs associated with the Meeting are estimated to be approximately $1.3 million, excluding any fees which may be payable relating to the solicitation of proxies. Those expenses will be paid by the Manager, which will be reimbursed by the Trust and PrimeWest.


                    INTEREST OF RELATED PARTIES AND INSIDERS

         The directors and officers of PrimeWest and the Manager collectively own, directly or indirectly, or exercise control or direction over, an aggregate of 364,752 Trust Units, representing approximately 1.1% of the Trust Units outstanding on the Record Date. All of the directors and officers of PrimeWest and the Manager have indicated their intention to vote their Trust Units in favour of the Management Internalization Resolution approving the Internalization Transaction. Of those Trust Units, 331,189 Trust Units, representing approximately 1.0% of the Trust Units outstanding on the Record Date, will be excluded in calculating the Disinterested Unitholder vote on the Internalization Transaction.

         Management is not aware of any material interest of any director of PrimeWest or the Manager or any officer of PrimeWest or the Manager or anyone who has held office as such at the beginning of the Trust's last completed financial year, or of any associate or affiliate of any of the foregoing, in any matter to be acted on at the Meeting, except as disclosed below or elsewhere in this Management Proxy Circular.

         The Manager is indirectly controlled by Mr. MacIntyre.

         Mr. Milavsky, the Chairman of the Board of Directors and Chairman of the Special Committee, is also chairman of the board of five publicly traded mutual fund trusts, the administrator of which is controlled by Mr. MacIntyre.

         Mr. Emes, a director of PrimeWest, and Mr. Bruvall, the Secretary of PrimeWest and the Manager, are partners in Stikeman Elliott, a law firm which provides legal services to the Trust, PrimeWest and the Manager. Mr. Bruvall is also a principal of one of the Vendors.


                          EXISTING MANAGEMENT AGREEMENT

         Pursuant to the Management Agreement, the Manager was engaged to provide all administrative services to the Trust and to carry out all of the management of the business and affairs of PrimeWest, including managing the operation and administration of the petroleum and natural gas properties owned by PrimeWest or the Trust, as applicable. The following description comprises a brief summary of the terms of the Management Agreement.

         Without in any way limiting the foregoing description of the Manager's responsibilities, the engagement of the Manager is to:

         (a) operate oil and natural gas properties which PrimeWest is entitled to operate in a good and workmanlike manner and in accordance with good oilfield practices and use all reasonable efforts to ensure all operations conducted by third party operators are conducted similarly;

         (b) calculate on behalf of PrimeWest all rentals, royalties and similar payments and all property, severance and similar taxes in respect of PrimeWest's properties and administer the royalty payable to the Trust;

         (c) undertake and complete on behalf of PrimeWest such acquisitions, development operations and dispositions as the Board of Directors shall expressly direct together with those the Manager shall consider advisable;

         (d) recommend and, subject to the approval of the Board of Directors, negotiate banking arrangements in the name of PrimeWest; and

         (e) obtain and make available such office space, equipment and personnel both as employees and consultants as may be reasonably necessary to performs its obligations.

         In exercising its power and discharging its duties under the Management Agreement, the Manager is required to act honestly and in good faith with a view to the best interests of the Trust and PrimeWest and to exercise that degree of care, diligence and skill that a reasonably prudent operator and manager would exercise in managing and administering oil and gas properties in western Canada in comparable circumstances.

         The Management Agreement is automatically renewable for successive three-year Renewal Terms following the end of its seven-year Initial Term unless an Early Termination Notice is given. The Initial Term is presently scheduled to expire on October 16, 2003. In order to facilitate the approval of the Internalization Transaction by the Unitholders, the Manager has agreed that PrimeWest may give the Manager an Early Termination Notice at any time up to November 30, 2002, provided that PrimeWest agrees to reimburse the Manager for any incremental costs it incurs as a result of such delayed delivery.

COMPENSATION OF THE MANAGER

MANAGEMENT FEES

         Pursuant to the Management Agreement, the Manager receives Management Fees, payable on the 15th day following each March 31, June 30, September 30 and December 31. The Manager was paid $3.3 million, $6.4 million and $4.1 million on account of the cash component of Management Fees for the year ended December 31, 2000, the year ended December 31, 2001 and the six months ended June 30, 2002, respectively. Management Fees for those periods also included the quarterly incentive payments of 90,411 Trust Units, 239,471 Trust Units and 133,708 Trust Units, respectively (before giving effect to the four-to-one consolidation of the Trust Units made effective August 16, 2002). The incentive payments are adjusted quarterly based on the total issued and outstanding Trust Units so that the quarterly incentive payments will be in the same proportion as 12,500 (before giving effect to the four-to-one consolidation of the Trust Units made effective August 16, 2002) was to the outstanding Trust Units on the closing of the initial public offering of the Trust.

ACQUISITION AND DISPOSITION FEES

         The Manager is paid Acquisition Fees in respect of any assets acquired by PrimeWest, the Trust or their respective subsidiaries, and receives a Disposition Fee in respect of any properties sold. In the case of asset exchanges or swaps, the Manager receives the 1.5% Acquisition Fee up to the purchase price of any assets acquired and receives the 1.25% Disposition Fee to the extent the value of the assets being disposed of exceeds the value of the assets being acquired. During the year ended December 31, 2000, the year ended December 31, 2001 and the six months ended June 30, 2002, an aggregate of $1.7 million, $13.0 million and $7,300, respectively, in Acquisition Fees and Disposition Fees were paid to the Manager.

TOTAL COMPENSATION FOR THE YEAR ENDED DECEMBER 31, 2001

         In total, the Manager was entitled to an aggregate of $5.7 million, $21.3 million and $4.6 million in Management Fees, in each case inclusive of the Trust Units issued to the Manager as the quarterly incentive payments (which were given a value equal to the closing price of Trust Units on the TSX on the date of issuance), and Acquisition Fees and Disposition Fees for services provided during the year ended December 31, 2000, the year ended December 31, 2001 and the six months ended June 30, 2002, respectively.

RETAINED ROYALTY

         Pursuant to the Unanimous Shareholder Agreement, the Manager is entitled to receive the Retained Royalty in the form of the PrimeWest Dividend. The Manager is entitled to receive payment of such dividend on a quarterly basis.

         The PrimeWest Dividend paid to the Manager totalled $0.8 million, $3.4 million and $0.8 million in the year ended December 31, 2000, the year ended December 31, 2001 and the six months ended June 30, 2002, respectively.


                     REMUNERATION OF DIRECTORS OF PRIMEWEST

         During the fiscal period ended December 31, 2001, the Chairman of the Board of Directors was paid an annual retainer of $15,000 and an additional $1,500 for each Board of Directors meeting attended and each of the other Independent Directors received an annual retainer of $10,000 and an additional $1,000 for each Board of Directors meeting attended. The chairman of a committee of the Board of Directors was paid $1,500 per committee meeting attended and each member of a committee was paid $1,000 per committee meeting attended.

         Effective January 1, 2002 a revised compensation program for members of the Board of Directors was adopted. The Chairman of the Board of Directors will receive an annual retainer of $35,000 and an additional amount of $1,500 for each Board of Directors meeting attended. Committee chairmen will receive an annual retainer of $7,500 and an additional amount of $1,500 for each committee meeting attended, and independent directors will receive an annual retainer of $15,000 and an additional amount of $1,200 for each meeting of the Board of Directors attended. Finally, committee members will receive an annual retainer of $2,500 and an additional amount of $1,200 for each committee meeting attended.

         In addition, the Independent Directors receive an annual grant of a number of Unit Appreciation Rights determined by the formula applicable to Independent Directors. The Chairman of the Board of Directors was granted 6,771 Unit Appreciation Rights in 2001 and 32,579 Unit Appreciation Rights in 2002. The other Independent Directors were each granted 6,771 Unit Appreciation Rights in 2001 (other than Mr. O'Brien, who was granted 4,900 Unit Appreciation Rights on joining the Board of Directors in May 2001) and 16,290 Unit Appreciation Rights in 2002.

         In connection with the Internalization Transaction and having regard to the demands on the members of the Special Committee in connection therewith, each member of the Special Committee was paid a one-time retainer of $15,000 (other than the Chairman, who received a retainer of $20,000) in addition to $1,200 for each meeting attended in person or by conference call (other than the Chairman, who received $1,500).

                           CLASS A EXCHANGEABLE SHARES

CLASS A EXCHANGEABLE SHARES

         Generally, the Class A Exchangeable Shares are intended to represent an economic equivalent to the Trust Units that the Vendors and other entities which sell assets to PrimeWest or the Trust would have received in the sale of the Manager Shares or such assets if they received Trust Units instead of Class A Exchangeable Shares. The Class A Exchangeable Share Provisions, together with the operation of the Voting and Exchange Trust Agreement and the Support Agreement, enable the holder of a Class A Exchangeable Share to convert the Class A Exchangeable Share to Trust Units on the basis of the Exchange Ratio and stipulate that the Trust will provide PrimeWest with the necessary consideration so that PrimeWest may comply with the Class A Exchangeable Share Provisions in the event of the exchange of the Class A Exchangeable Shares for Trust Units. The following is a general description of the material terms of the Class A Exchangeable Shares.

AUTHORIZED

         PrimeWest is authorized to issue an unlimited number of Class A Exchangeable Shares. As at the Record Date, PrimeWest had 3,863,024 issued and outstanding Class A Exchangeable Shares exchangeable in the aggregate into 1,380,220 Trust Units.

RANKING

         The Class A Exchangeable Shares rank prior to the common shares of PrimeWest and any other shares ranking junior to the Class A Exchangeable Shares with respect to the payment of dividends.

RETRACTION OF CLASS A EXCHANGEABLE SHARES BY HOLDERS

         Subject to applicable law, a holder of Class A Exchangeable Shares will be entitled at any time to require PrimeWest to redeem any or all of the Class A Exchangeable Shares held by such holder for an amount per Class A Exchangeable Share to be satisfied by the issuance of that number of Trust Units equal to the Exchange Ratio as at the date of redemption. Fractional Trust Units will not be issued. Any amount payable on account of the redemption price that includes a fractional Trust Unit will be rounded down to the nearest whole number of Trust Units.

REDEMPTION OF CLASS A EXCHANGEABLE SHARES

         Subject to applicable law, PrimeWest has the right, and in some circumstances, the obligation, to redeem the Class A Exchangeable Shares for a redemption price per Class A Exchangeable Share to be satisfied by the issuance of that number of Trust Units equal to the Exchange Ratio as at the date of redemption.

LIQUIDATION OF PRIMEWEST

         In the event of the liquidation, dissolution or winding-up of PrimeWest or any other proposed distribution of the assets of PrimeWest among its shareholders for the purpose of winding up its affairs, a holder of Class A Exchangeable Shares will be entitled to receive for each Class A Exchangeable Share on the effective date of such liquidation, dissolution, winding-up or other distribution (the "LIQUIDATION DATE") an amount to be satisfied by the issuance of that number of Trust Units equal to the Exchange Ratio as at the last business day prior to that Liquidation Date (the "LIQUIDATION AMOUNT"). Fractional Trust Units will not be issued. Any amount payable on account of the Liquidation Amount that includes a fractional Trust Unit will be rounded down to the nearest whole number of Trust Units.

         Upon the occurrence of an Insolvency Event, as defined in the Voting and Exchange Trust Agreement, the Voting and Exchange Trustee on behalf of the holders of the Class A Exchangeable Shares will have the right to require the Trust to purchase any or all of the Class A Exchangeable Shares then outstanding and held by such holders for the Liquidation Amount.

VOTING RIGHTS

         Except as required by applicable law, the holders of the Class A Exchangeable Shares are not entitled as such to receive notice of or attend any meeting of the shareholders of PrimeWest or to vote at any such meeting. Holders of Class A Exchangeable Shares will have the notice and voting rights respecting meetings of the Trust that are provided in the Voting and Exchange Trust Agreement. See "Voting and Exchange Trust Agreement - Voting Rights" below.

ACTIONS BY THE TRUST UNDER THE SUPPORT AGREEMENT AND THE VOTING AND EXCHANGE TRUST AGREEMENT

         Under the Class A Exchangeable Share Provisions, PrimeWest is required to take all such actions and do all such things as are necessary or advisable to perform and comply with its obligations under, and to facilitate the performance and compliance by the Trust with its obligations under, the Support Agreement and the Voting and Exchange Trust Agreement.

VOTING AND EXCHANGE TRUST AGREEMENT

         The Voting and Exchange Trust Agreement gives the holder of a Class A Exchangeable Share, through the rights granted to the Voting and Exchange Trustee, the ability to exchange the Class A Exchangeable Share for Trust Units in the event of the insolvency or the liquidation of PrimeWest and also provides that holders of the Class A Exchangeable Shares have voting rights at meetings of Unitholders.

VOTING RIGHTS

         In accordance with the Voting and Exchange Trust Agreement, the Trust has issued the Special Voting Unit to the Voting and Exchange Trustee for the benefit of the holders (other than the Trust) of the Class A Exchangeable Shares. The Special Voting Unit carries a number of votes, exercisable at any meeting, at which Unitholders are entitled to vote, equal to the number of outstanding Class A Exchangeable Shares (other than shares held by the Trust). Each holder of a Class A Exchangeable Share on the record date for any meeting at which Unitholders are entitled to vote, is entitled to instruct the Voting and Exchange Trustee to exercise one vote for such Class A Exch

Voting and Exchange Trustee will not exercise such votes. The Voting and Exchange Trustee will send to the holders of the Class A Exchangeable Shares the notice of each meeting at which the Unitholders are entitled to vote, together with the related meeting materials and a statement as to the manner in which the holder may instruct the trustee to exercise the votes attaching to the Special Voting Unit, at the same time as the Trust sends such notice and materials to the Unitholders.

         All rights of a holder of Class A Exchangeable Shares to exercise votes attached to the Special Voting Unit will cease upon the exchange of all such holder's Class A Exchangeable Shares for Trust Units.

SUPPORT AGREEMENT

         Under the Support Agreement, the Trust and PrimeWest have agreed that the Trust will take all actions and do all things necessary to ensure that PrimeWest is able perform its obligations with respect to the obligations contained in the Class A Exchangeable Share Provisions pertaining to the delivery of Trust Units on the exercise by the holder or PrimeWest of its respective rights to exchange the Class A Exchangeable Shares for Trust Units.

         The Support Agreement also provides that, without the prior approval of PrimeWest and the holders of the Class A Exchangeable Shares and subject to exceptions set forth in the Support Agreement, the Trust will not distribute additional Trust Units or rights to subscribe therefor or other property or assets to all or substantially all of the Unitholders, or make certain changes to the terms of the Trust Units, unless the same or an equivalent distribution on, or change to, the Class A Exchangeable Shares (or in the rights of the holders thereof) is made simultaneously. In the event of any proposed take-over bid or similar transaction affecting the Trust Units, the Trust will use reasonable efforts to take all actions necessary or desirable to enable holders of Class A Exchangeable Shares to participate in such transaction to the same extent and on an economically equivalent basis as the Unitholders.

         The Support Agreement also provides that, as long as any outstanding Class A Exchangeable Shares are owned by any person or entity other than the Trust, or any of its affiliates, the Trust shall, unless approval to do otherwise is obtained from the holders of Class A Exchangeable Shares, remain the direct or indirect beneficial owner of more than 50% of all of the issued and outstanding voting securities of PrimeWest.

         With the exception of changes for the purpose of adding covenants for the protection of the holders of the Class A Exchangeable Shares, making certain necessary amendments or curing ambiguities or clerical errors, the Support Agreement may not be amended without the approval of the holders of the Class A Exchangeable Shares.

         Under the Support Agreement, the Trust has agreed to not exercise any voting rights attached to the Class A Exchangeable Shares owned by it or any of its subsidiaries and other affiliates on any matter considered at meetings of holders of Class A Exchangeable Shares (including any approval sought from such holders in respect of matters arising under the Support Agreement).

                                  OTHER MATTERS

         The Manager knows of no amendment, variation or other matter to come before the Meeting other than the matters referred to in the Notice of Special Meeting; however, if any other matter properly comes before the Meeting, the accompanying proxy will be voted on such matter in accordance with the best judgment of the person or persons voting the proxy.

         PrimeWest shall provide without charge, upon request being made to the Secretary of PrimeWest, a copy of the Trust's annual information form, together with any document, or the pertinent pages of any document, incorporated by reference therein, the Trust's most recently filed comparative annual financial statements, together with the accompanying report of the auditor, and any interim financial statements of the Trust that have been filed thereafter and the information circular for the Trust's most recent annual meeting of Unitholders.


                           APPROVAL AND CERTIFICATION

         The contents and sending of this Management Proxy Circular has been approved by the Board of Directors.

         The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

         DATED:  September 26, 2002


                             PRIMEWEST ENERGY TRUST
                    By: PRIMEWEST MANAGEMENT INC., AS MANAGER


(signed) Kent J. MacIntyre              (signed) Dennis Feuchuk
         Director and Chief Executive            Vice-President, Finance and
         Officer                                 Chief Financial Officer

                                  SCHEDULE "A"

                     INTERNALIZATION TRANSACTION RESOLUTION

Be It Resolved AS A SPECIAL RESOLUTION That:

1. The Internalization Transaction, as defined and described in the Management Proxy Circular (the "MANAGEMENT PROXY CIRCULAR") of PrimeWest Energy Trust (the "TRUST") dated September 26, 2002 be and is hereby authorized, approved, ratified and confirmed and the Trust is hereby authorized to do, directly or indirectly, the following:

         (a) acquire, indirectly through PrimeWest Energy Inc. ("PRIMEWEST"), all of the issued and outstanding shares of PrimeWest Management Inc. (the "MANAGER"), upon the terms and conditions set out in the share purchase agreement dated September 26, 2002 among PrimeWest, the owners of the shares of the Manager and the Manager (the "SHARE PURCHASE AGREEMENT");

         (b) to execute and deliver all agreements and other documents and instruments and to take all such other actions provided for, or contemplated by, the Internalization Transaction (as that term is defined in the Management Proxy Circular), the Share Purchase Agreement or the Management Proxy Circular, as the Special Committee of the Board of Directors of PrimeWest may determine necessary or desirable to implement the Internalization Transaction, such determination to be conclusively evidenced by the execution and delivery of such agreements and other documents and instruments or the taking of any such actions; and

         (c) to amend the Declaration of Trust and the Royalty Agreement, and amend or terminate the Management Agreement and the Unanimous Shareholder Agreement, as those agreements are defined in the Management Proxy Circular, which govern the relationships among the Trust, PrimeWest and the Manager, to the extent necessary or desirable for the purpose of accommodating and facilitating the Internalization Transaction.

2. Implementation of the Internalization Transaction shall be conditional upon the completion of the transactions contemplated in the Share Purchase Agreement by the parties thereto in accordance with the terms thereof and the satisfaction of the covenants and agreements contained therein to the extent not waived by any of the parties to the Share Purchase Agreement.

3. Any director or officer of PrimeWest be and is hereby authorized to execute and deliver all documents, on behalf of the Trust or PrimeWest, and to do all other acts and things necessary or desirable to give effect to these resolutions and the matters authorized hereby, such determination to be conclusively evidenced by the execution and delivery of any such documents or instruments and the taking of any such actions.

4. Notwithstanding that these resolutions have been passed by unitholders of the Trust, the directors of PrimeWest are hereby authorized and empowered, if they decide not to proceed with any of the actions contemplated in the foregoing resolutions, to revoke these resolutions at any time prior to the date such action is taken without further notice or approval of the holders of the trust units of the Trust.

                                  SCHEDULE "B"

                                FAIRNESS OPINION

Deloitte & Touche LLP
3000, 700 Second Street S.W.
Calgary   AB   Canada   T2P 0S7


Telephone +1 403-267-1700
Facsimile +1 403-263-2390                                         APPENDIX A - 1



September 26, 2002


The Special Committee of the
  Board of Directors of PrimeWest Energy Inc.
c/o Harold Milavsky, Chairman
1920, 855 - 2nd Street S.W.
Calgary, AB T2P 4J7

Dear Sirs:

RE:      FAIRNESS OPINION

Deloitte & Touche LLP ("D&T") understands that PrimeWest Energy Inc. ("PWE"):

1. On September 26, 2002 entered into a share purchase agreement, effective October 1, 2002 (the "Share Purchase Agreement") with PrimeWest Management Inc. ("PWM") and the owners of shares of PWM (the "Owners") in respect of a proposed transaction (the "Transaction") whereby PWE would acquire all of the issued and outstanding shares of PWM in exchange for the following consideration (collectively the "Share Purchase Consideration"):

         (a) $13.1 million in cash payable not later than 90 days following closing under the Share Purchase Agreement (the "Closing"); and

         (b) the issuance of freely-tradeable Class "A" exchangeable shares ("Exchangeable Shares") of PWE which based on an agreed exchange ratio (the "Exchange Ratio") would be exchangeable for approximately 378,560 trust units ("Trust Units") of PrimeWest Energy Trust ("Trust"); and

         (c) the delivery into escrow, to secure the indemnity obligations of the Owners under the Share Purchase Agreement, in accordance with the terms of an escrow agreement, with a term of one year, of freely-tradeable Exchangeable Shares which based on the Exchange Ratio would be exchangeable for approximately 112,440 Trust Units; and

2. Prior to or concurrently with Closing, will enter into agreements ("MIP Buyout Agreements") with PWM and with the "Senior Managers" (as that term is defined below) or related parties whereby PWE will issue Exchangeable Shares valued at $1.5 million based on the Exchange Ratio (the "MIP Buyout Consideration") to satisfy all future claims under the Management Incentive Program ("MIP") created by PWM in favour of the Senior Managers or related parties of PWM (the "MIP Buyout"), which Exchangeable Shares will be issuable one year after closing, provided however Exchangeable Shares otherwise issuable pursuant to the MIP Buyout in respect of a Senior Manager will be forfeited if that Senior Manager is no longer employed by PWM on the date those Exchangeable Shares would otherwise be issued except on termination of the employment of Senior Manager by PWM without cause or on change of control of the Trust, in either of which event such Exchangeable Shares will be issued on the occurrence of such event.

Further, we understand that in conjunction with the Transaction:

a. Prior to or concurrently with Closing, PWE will enter into new executive employment agreements (the "Executive Employment Agreements") with the senior executives of PWM, other than the Chief Executive Officer, Kent J. MacIntyre, (collectively the "Senior Managers" and individually a "Senior Manager") of PWM on the terms and conditions which are satisfactory to PWE;

b. PWE has also agreed to provide a Special Executive Retention Plan ("SERP") with each of the Senior Managers which provides for long-term retention bonuses in the form of Exchangeable Shares valued, in total, at approximately $3.5 million based on the Exchange Ratio. One quarter of these Exchangeable Shares will be issuable to the Senior Managers on each of the second, third, fourth and fifth anniversaries of Closing, provided however Exchangeable Shares otherwise issuable to a Senior Manager will be forfeited if that Senior Manager is no longer employed by PWM on the date those Exchangeable Shares would otherwise be issued except on termination of the employment of the Senior Manager by PWM without cause or on change of control of the Trust, in either of which event such Exchangeable Shares will be issued on the occurrence of such event;

c. Other than under the MIP Buyout Agreements and the arrangements identified in paragraphs (a) and (b) above, there shall be no bonus, performance, completion, severance, change of control or other payment due, accrued, owing or payable by PWM or PWE as a result of the Transaction;

d. A special meeting of (the "Unitholders' Meeting") of the holders of Trust Units (the "Unitholders") will be held on or about October 28, 2002 in conjunction therewith the Trust has prepared and will mail to Unitholders and the holders of Exchangeable Shares a notice of special meeting of Unitholders and a management proxy circular (the "Information Circular") that includes a detailed description of the Transaction and the terms of the Share Purchase Agreement, and their effect on, among other things, the Management Agreement and the USA (as those terms are defined below);

e. Completion of the Transaction will be conditional upon, among other things:

         (a) approval of greater than 50% of the votes cast by or on behalf of Unitholders, excepting the Owners and their affiliates and associates at the Unitholders' Meeting;

         (b) approval of not less than 66% of the votes cast by or on behalf of all Unitholders at the Unitholders' Meeting; and

         (c) approval of greater than 50% of the votes cast by, on or on behalf of the holders of Exchangeable Shares to amend the share conditions applicable to Exchangeable Shares, which amendment will facilitate the Transaction but which will not affect the value of the Share Purchase Consideration or the MIP Buyout Consideration.

We also understand that you have been advised that the Transactions are not subject to the formal valuation or minority approval requirements of Rule 61-501 of the Ontario Securities Commission and Policy Q-27 of the Quebec Securities Commission.

ENGAGEMENT OF D&T

D&T was formally engaged pursuant to a letter of engagement (the "Engagement Letter") dated January 14, 2002 by a special committee of the board of directors of PWE (the "Special Committee") of PWE to provide the Special Committee with financial advisory services in respect of the evaluation of various alternatives available to PWE with respect to the Management Agreement, one of which alternatives is the internalization of management within PWE. Such services included the preparation and delivery to the Special Committee of our opinion (our "Opinion") as whether the proposed alternative to the existing management arrangement and related action is fair, from a financial point of view, to the Unitholders.

The compensation of D&T under the Engagement Letter was based upon time spent to conduct the engagement at our standard hourly rates and does not depend in whole or in part on the conclusions reached herein or on the successful outcome of the Transaction.

The delivery of this report is subject to the terms and conditions of the Engagement Letter. Our Opinion should not be construed as a formal valuation or appraisal. We have not been engaged to prepare (nor will we prepare) an independent formal valuation or appraisal of any of the assets, liabilities or shares of PWM or any of the assets or liabilities of the Trust or the Trust Units, and our Opinion should not be construed as such.

CREDENTIALS OF D&T

D&T has performed business valuations and fairness opinions in Canada and around the world. The professionals and business valuators involved in this engagement have many years of experience valuing businesses and participating in mergers, acquisitions, and divestitures of businesses.

No one at D&T (or any of its affiliates) is an insider, associate or affiliate (as these terms are defined in the SECURITIES ACT (Alberta) (the "Act")) or acts as auditor of the Trust, PWE, PWM or any of their respective associates or affiliates (collectively, the "Interested Parties").

There are no understandings, agreements or commitments between D&T and any of its respective affiliates with respect to any future business deals involving the Interested Parties. D&T, or any of its affiliates, may, in the future, in the ordinary course of its business, perform financial advisory services for any of the Interested Parties.

SCOPE OF REVIEW

In preparing the Opinion, D&T has reviewed and/or relied upon, among other things, the following:

PUBLIC DISCLOSURE FOR THE TRUST

(a) audited consolidated financial statements for the Trust as at and for the years ended December 31, 1999, 2000 and 2001 and annual reports of the Trust for the same years;

(b) interim unaudited consolidated financial statements and reports of the Trust for the quarters ended March 31, June 30 and September 30 for the years 2001 and 2002 as available;

(c) annual information forms for the Trust for the years ended 1999 through 2001;

(d) the following prospectuses that have been issued by the Trust in the past three years:

         i)       Short Form Prospectus, dated November 8, 2001;

         ii)      Short Form Prospectus, dated June 14, 2001;

         iii)     Short Form Prospectus, dated September 20, 2000;

         iv)      Short Form Prospectus, dated September 24, 1999;

(e) zthe following offers to purchase and securities exchange take-over bid circulars that have been issued by the Trust in the past three years:

         i)       Offer to Purchase and Take-Over Bid Circular, dated March 6,
                  2001;

         ii)      Offer to Purchase and Take-Over Bid Circular, dated July 4,
                  2000;

         iii)     Offer to Purchase and Take-Over Bid Circular, dated March 27,
                  2000;

(f) information circulars for any annual or special meetings of Unitholders held in the past three years;

(g)      press releases issued by the Trust for the last three years;

(h) public information with respect to the business, operations, financial performance and unit trading history of the Trust, other oil & gas royalty trusts and public companies as D&T deemed relevant;

RESERVE AND OTHER INFORMATION

(i) evaluation reports regarding the petroleum and natural gas reserves of the Trust performed in the past year including any evaluation reports regarding petroleum and natural gas reserves acquired by the Trust since December 31, 2001;

AGREEMENTS, REPORTS AND DOCUMENTS RELATING TO PWM AND THE TRANSACTIONS

(j)      the Information Circular supporting the Transactions;

(k) unaudited financial statements for PWM for the year ended December 31, 2001 as well as interim financial statements for PWM for the six month period ending June 30, 2002;

(l) the Amended and Restated Management Agreement among PWM, PWE and the Trust dated as of October 16, 1996 and amended and restated as of January 1, 2002 (the "Management Agreement");

(m) the Amended and Restated Unanimous Shareholder Agreement among PWM, PWE and the Trust dated as of October 16, 1996 and amended and restated as of January 1, 2002 (the "USA");

(n) the Amended and Restated PrimeWest Royalty Agreement between PWE and the Trust dated as of October 16, 1996 and amended and restated as of January 1, 2002 (the "Royalty Agreement");

(o)      the Share Purchase Agreement;

(p)      the MIP Buyout Agreements;

(q)      the Executive Employment Agreements;

(r)      the Agreements with the Senior Managers respecting the SERP;

(s) documents prepared by third party advisors including compensation, legal and financial advisors with respect to the internalization process or the Transaction;

(t)      any financial analysis prepared by PWM in respect of the Transaction;

OTHER INFORMATION

(u) financial and operating information, including internal management forecasts and board approved budgets with respect to the operation of PWE, including any contemplated acquisitions, dispositions and/or asset swaps;

(v) discussions with staff, management and directors of PWE and PWM regarding actual and expected financial results, future budgets and business plans, current and future development projects and abandonment and site reclamation obligations;

(w) information regarding various hedging obligations, outstanding and contingent liabilities of PWE and outstanding and contingent liabilities of PWM;

(x) due diligence meetings with management and legal counsel to PWE and PWM regarding certain business, operational, legal and other matters; and

(y) any other financial, market, corporate and industry information, research reports, investigations, discussion and analysis, research and testing of assumptions and conclusions that we may consider necessary or appropriate in the circumstances.

D&T has not, to the best of its knowledge, been denied access by PWE or PWM to any material information requested by D&T.

MAJOR ASSUMPTIONS AND LIMITATIONS

As provided for in the Engagement Letter, D&T has relied upon the completeness, accuracy and fair presentation of all the financial and other information, data, advice, opinions or representations obtained by it from the officers of PWM, the Special Committee and their consultants (collectively, the "Information"). Our Opinion is based on such completeness, accuracy, and fair presentation of such Information. Except as expressly described herein, D&T has not attempted to verify independently the completeness, accuracy or fair presentation of the Information.

In preparing the Opinion, D&T has assumed that the Transaction will be completed in accordance with the Share Purchase Agreement and that, other than under the MIP Buyout Agreement and in connection with the Executive Employment Agreements and the agreements respecting the SERP, all as described above, no incremental salary, benefit, retention or other compensation costs for the officers and employees of PWM will be required as a result of the Transaction.

Our Opinion is rendered on the basis of securities markets, economic, financial and general business conditions prevailing as at the date hereof and the condition and prospects, financial and otherwise, of Trust, PWE and PWM as they have been represented to D&T in the Information and documents reviewed by us and as represented to us through discussions with members of the Special Committee and senior management of PWE and PWM.

Our Opinion has been provided to the Special Committee for their use only and may not be relied upon by any other person or published or disclosed to any third party without the prior written consent of D&T except as expressly provided herein. The directors of PWE may rely on our Opinion for the purposes of considering the Transaction and making a recommendation in respect of the Transaction to Unitholders. D&T consents to the duplication and inclusion of our Opinion in the Information Circular. Our Opinion is not to be construed as a recommendation to any Unitholder as to how such holder should vote at the Meeting. In addition, we are not expressing any opinion as to the market price or value of the Trust Units after completion of the Transaction.

Our Opinion is given as of the date hereof and D&T disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion that may come or be brought to D&T's attention after the date hereof. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the Opinion after the date hereof, and prior to the Transaction, D&T reserves the right to change, modify or withdraw the Opinion.

D&T believes that the Opinion must be considered as a whole and that selecting portions of the analyses or factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying the Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary.

In our analysis and in connection with the preparation of this Opinion, we made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Transaction and additionally we have assumed that all of the conditions required to implement the Transaction will be met.

FAIRNESS METHODOLOGY

In considering the fairness of the Share Purchase Consideration payable pursuant to the Transaction and the MIP Buyout Consideration (collectively the "Consideration") and having regard to the obligations of PWM under the SERP and the Executive Employment Agreements , D&T considered the impact of the proposed Transaction on cash flow available for distribution to Unitholders under several possible scenarios. We also completed a discounted cash flow analysis, where we compared the Consideration to the present value of future fees payable pursuant to the Management Agreement under the same scenarios as well as under the early termination provisions of the Management Agreement and of the present value of a 1 percent retained royalty as a dividend to PWM under the USA, recognizing the benefits accruing to the Unitholders through the continuity of management. The above analysis supported our fairness conclusion.

As well, we enquired as to the chronology of events and negotiations which led to the reaching of an agreement between the Special Committee and the officers of PWM to ascertain the degree to which the parties acted independently and at arm's length. It is our understanding, based upon our discussions and observations, that the Special Committee and officers of PWM, with each party supported by qualified advisors, acted and negotiated independently.

FAIRNESS CONCLUSION

Based upon and subject to the foregoing and such other matters as we considered relevant, it is our opinion, as of the date hereof, that the Consideration payable pursuant to the Transaction and the MIP Buyout Agreements, is fair, from a financial point of view, to the Unitholders.


Yours truly,



Chartered Accountants

(signed)  Christopher Lee, CA, CBV, IFA Partner